Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-13008, 333-125027, 333-137105, 333-145713 and 333-153069) pertaining to the VimpelCom 2000 Stock Option Plan and the Amended and Restated VimpelCom 2000 Stock Option Plan of our report dated March 18, 2010 with respect to the consolidated financial statements of Open Joint Stock Company Vimpel-Communications (“VimpelCom”) as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, and our report dated March 18, 2010 with respect to the effectiveness of internal control over financial reporting of VimpelCom as of December 31, 2009 included in this Annual Report on Form 20-F of VimpelCom for the year ended December 31, 2009.

/s/ Ernst & Young LLC

Moscow, Russia

April 8, 2010